Exhibit 99




Contacts: Terrence (Terry) T. Sullivan           Dennis M. Beste
          President and                          Vice President-Finance and
              Chief Executive Officer                 Chief Financial Officer
          e-mail: terrence.sullivan@teldta.com   e-mail: dennis.beste@teldta.com
          612/623-3100

FOR RELEASE: IMMEDIATE

               AMERICAN PAGING, INC. TO SELL REMAINING INTEREST TO
                        TELEPHONE AND DATA SYSTEMS, INC.

February 11, 1998, Minneapolis, Minnesota - American Paging, Inc. [AMEX:APP] and Telephone and Data Systems, Inc. [AMEX:TDS] announced today that they have entered into a definitive agreement for TDS to acquire all of the issued and outstanding shares of common stock of APP not already owned by TDS for $2.50 per share in cash. The transaction was recommended by a Special Committee of APP's independent directors and approved by APP's board of directors. Paine Webber Incorporated acted as financial advisor to the Special Committee of independent directors of APP.

TDS's offer was made in connection with a definitive agreement announced December 23, 1997 between TDS and TSR Paging, Inc. ("TSR") to combine the businesses of APP and TSR. The agreement with TSR requires that TDS acquire the outstanding shares of common stock of APP not already owned by TDS for cash prior to the combination of APP and TSR. The parties are currently seeking FCC approvals in connection with that transaction, which is subject to other customary closing conditions as well.

TDS currently owns 16.5 million shares of APP common stock, which, on February 9, 1998, represented 81.9% of the issued and outstanding shares. Under the agreement with APP, a subsidiary of TDS will commence a tender offer on or prior to February 18, 1998, to acquire the APP shares. The tender offer will be subject to satisfaction of the closing conditions in the TDS/TSR agreement and to other customary conditions. Credit Suisse First Boston Corporation acted as financial advisor to TDS.

All shares not purchased in the tender offer will be converted into the right to receive $2.50 per share in a second-step merger to be consummated as soon as practicable after the tender offer.

American Paging, Inc., an 81.9%-owned subsidiary of Telephone and Data Systems, Inc., is headquartered in Minneapolis and provides high-quality, advanced wireless messaging communications services to approximately 811,100 subscribers in 21 states and the District of Columbia, covering a total population base of 76 million.

American Paging's internet home page: http://www.americanpaging.com